Exhibit 99.01

Golfsmith Announces Third Quarter 2011 Earnings Results

AUSTIN, October 27, 2011 — Golfsmith International Holdings, Inc., (NASDAQ: GOLF) today announced financial results for the third quarter of fiscal 2011.

Third Quarter Highlights:

•

Net revenues increased 8.3 % to $101.0 million as compared to net revenues of $93.3 million for the third quarter of fiscal 2010. Net revenues reflect a 3.4 percent increase in comparable store sales and an 11.2 percent increase in net revenues from the direct-to-consumer channel.

•

Operating income for the third quarter was $1.8 million as compared to an operating loss of $1.1 million for the same period last year. The third quarter of fiscal 2011 included $0.6 million in charges for legal and other professional services incurred outside the ordinary course of business. The third quarter of 2010 included $1.6 million in charges related to store closings, asset impairment and lease termination costs.

•

Net income for the third quarter of fiscal 2011 totaled $1.3 million, or $0.08 per diluted share, as compared to a net loss of $1.1 million, or $0.07 per share for the same period last year. Excluding the store closing costs and other unusual charges, the Company’s net income for the third quarter of fiscal 2011 was $1.9 million, or $0.11 per share, as compared to $0.2 million, or $0.01 per share, for the third quarter of fiscal 2010.

•

As of October 1, 2011, the Company had $35.4 million of outstanding borrowings under its credit facility and borrowing availability of $29.1 million. This compares to $42.6 million of outstanding borrowings under its credit facility and borrowing availability of $18.4 million at October 2, 2010.

•

As of October 1, 2011, total inventory was slightly higher than last year at $85.3 million compared to $80.7 million as of the third quarter of fiscal 2010. Comparable average store inventory decreased approximately 2.4%.

Martin Hanaka, Chairman and Chief Executive Officer of Golfsmith, commented, “We are extremely pleased with the continued momentum of our business. The operational and strategic initiatives that we have been instituting over the last three years have strengthened our foundation and enabled us to gain market share during a difficult economic period. We believe that we are on a solid growth trajectory.”

Year-to-Date Results

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Net revenues were $312.7 million for the nine-month period ended October 1, 2011 as compared to net revenues of $279.0 million for the same period last year. Net revenues reflect a 7.4 percent increase in comparable store sales and a 12.8 percent increase in net revenues from its direct-to-consumer channel.

•

Operating income was $8.2 million for the nine-month period ended October 1, 2011 as compared to operating income of $0.9 million for the same period last year. Results for 2011 include $0.6 million in charges, as previously mentioned, and $0.2 million in lease termination charges. Operating income for the nine-month period ended October 2, 2010 included the $1.6 million in store closing costs, as discussed above.

•

Net income for the nine months ended October 1, 2011 totaled $6.5 million, or $0.39 per diluted share compared to net income of $0.2 million, or $0.01 per diluted share for the nine-month period ended October 2, 2010. Excluding the above-mentioned charges, net income would have been $7.3 million or $0.43 per diluted share for the first nine months of fiscal 2011 as compared to $1.8 million, or $0.11 per diluted share for the same period last year.

Conference Call Information:

The Company will host a conference call today, October 27th at 9:00 a.m. (eastern time) to discuss the third quarter of fiscal 2011 financial results. The call will be simulcast over the Internet at https://investors.golfsmith.com. A replay will be available for 30 days after the call at the aforementioned website. Telephone replays can be accessed for one month following the call by dialing 877-870-5176 (U.S.) or 858-384-5517 (international) and entering pass code 7222556.

About Golfsmith

Golfsmith International Holdings, Inc. (NASDAQ: GOLF), has been in business for over 40 years and is a specialty retailer of golf and tennis equipment, apparel and accessories. The company operates as an integrated multi-channel retailer, offering its customers the convenience of shopping in more than 70 stores across the United States, through its Internet site and from its assortment of catalogs. Golfsmith offers an extensive product selection that features premier branded merchandise, as well as its proprietary products, clubmaking components and pre-owned clubs.

Cautionary Language

This press release contains forward-looking statements within the meaning of the federal securities laws. Statements that are not historical facts, including statements about the company’s beliefs and expectations, are forward-looking statements. Forward-looking statements include statements preceded by, followed by or that include the words “may,” “could,” “would,” “should,” “believe,” “expect,” “anticipate,” “plan,” “estimate,” “target,” “project,” “intend,” or similar expressions. Forward-looking statements are not guarantees of performance. These statements are based on management’s beliefs and assumptions, which in turn are based in part on currently available information and in part on management’s estimates and projections of future events and conditions. Important assumptions relating to the forward-looking statements include, among others, assumptions regarding demand for the products, the introduction of new product offerings, store opening costs, the ability to lease new sites on a timely basis, expected pricing levels, the timing and cost of planned capital expenditures, competitive conditions and general economic conditions. These assumptions could prove inaccurate. Forward-looking statements also involve risks and uncertainties, which could cause actual results to differ materially from those contained in any forward-looking statement. Many of these factors are beyond the company’s ability to control or predict. The company believes its forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update publicly any of them in light of new information or future events.

Investor Relations inquires:

ICR, Inc.

Jean Fontana/Joseph Teklits

203-682-8200

www.icrinc.com

Media inquiries:

Matt Corey

Chief Marketing Officer

Matt.Corey@Golfsmith.com

512-821-4883

Lynn Luczkowski

Media Relations

Lynn@L2comm.biz

860 -313-1426

Golfsmith International Holdings, Inc.

Consolidated Statements of Operations

(unaudited)

	Three Months Ended		Nine Months Ended
	October 1,	October 2,	October 1,	October 2,
	2011	2010	2011	2010
	(unaudited)		(unaudited)
Net revenues	$100,996,878	$93,272,151	$312,731,797	$278,966,906
Cost of products sold	66,140,939	61,242,069	204,792,519	183,020,581

Gross profit	34,855,939	32,030,082	107,939,278	95,946,325

Selling, general and administrative	32,935,504	31,474,726	98,941,133	92,933,451
Store pre-opening expenses	109,257	39,544	645,295	497,210
Store closing, lease termination and impairment charges	—	1,572,624	182,914	1,572,624

Total operating expenses	33,044,761	33,086,894	99,769,342	95,003,285
Operating income (loss)	1,811,178	(1,056,812)	8,169,936	943,040
Interest expense	383,944	356,806	1,190,639	806,111
Other income (expense), net	(28,023)	40,310	42,752	64,856

Income (loss) before income taxes	1,399,211	(1,373,308)	7,022,049	201,785
Income tax (expense) benefit	(86,702)	229,430	(508,389)	20,886

Net income (loss)	$1,312,509	$(1,143,878)	$6,513,660	$222,671

Net income (loss) per common share:
Basic	$0.08	$(0.07)	$0.40	$0.01
Diluted	$0.08	$(0.07)	$0.39	$0.01
Weighted average number of common shares outstanding:
Basic	16,300,309	16,254,860	16,282,664	16,178,853
Diluted	16,704,730	16,254,860	16,825,773	16,889,560

Golfsmith International Holdings, Inc.

Condensed Consolidated Balance Sheets

	October 1, 2011	October 2, 2010
	(unaudited)
ASSETS
Current assets:
Cash	$870,112	$767,632
Receivables, net of allowances	1,494,570	1,998,339
Inventories	85,349,907	80,734,274
Prepaid expenses and other current assets	7,467,946	5,914,758

Total current assets	95,182,535	89,415,003

Property and equipment, net	60,358,141	58,126,118
Intangible assets, net	25,284,751	25,652,606
Other long-term assets	2,859,307	1,735,941

Total assets	$183,684,734	$174,929,668

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$42,169,848	$33,966,447
Accrued expenses and other current liabilities	18,838,175	14,934,597

Total current liabilities	61,008,023	48,901,044

Deferred rent liabilities	16,559,846	14,625,706
Long-term debt	35,365,260	42,636,399

Total liabilities	112,933,129	106,163,149

Total stockholders’ equity	70,751,605	68,766,519

Total liabilities and stockholders’ equity	$183,684,734	$174,929,668